                                                                    EXHIBIT 6

                                    AGREEMENT


     THIS AGREEMENT between CBI INDUSTRIES, INC., a Delaware corporation ("CBI"), and Calvin E. Willoughby, Jr. ("Executive"), dated this 3rd day of October, 1989.


                                 WITNESSETH THAT


     WHEREAS, CBI wishes to attract and retain well-qualified executives and both CBI and the Executive desire continuity of management in the event of any Change in Control of CBI;

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

     1. Effective Date. The "Effective Date" of this Agreement shall be the date on which a Change in Control of CBI (as defined in Section 2) occurs.

     2. Change in Control. The term "Change in Control" shall mean the occurrence at any time of any of the following events:

     (a)  An Acquiring Person (as defined below), has become such; or

     (b) Continuing Directors (as defined below) cease to comprise a majority of the board of directors of CBI.

For purposes of this Agreement, the terms "Acquiring Person" and "Continuing Directors" shall have the respective meanings ascribed to such terms in that certain Rights Agreement dated March 4, 1986, between CBI and Morgan Guaranty Trust Company of New York as rights agent, the relevant portions of which for convenience of reference are reproduced as Exhibit I to this Agreement.

     3. Employment. CBI hereby agrees that if the Executive continues as an employee of CBI from the date of execution hereof until the Effective Date, CBI shall continue the Executive in its employ for the period commencing on the Effective Date and ending on the earlier to occur of the third anniversary of such date or the 65th birthday of the Executive (the "Employment Period"), to exercise such authority and perform such executive duties as are requested of him by CBI, which authority and duties shall be commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Effective Date. The Executive shall perform such requested services at the location where the Executive was employed immediately prior to the Effective Date, except for required travel on CBI's business to an extent substantially consistent with the Executive's business travel obligations prior to the Effective Date. The Executive agrees that while an employee during the Employment Period he shall, to the extent required, devote substantially


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all of his business time to his executive duties as described herein and perform such duties faithfully and efficiently.

        4. Compensation, Compensation Plans, Benefits. During the Employment Period, the Executive shall be compensated as follows:

        (a) He shall receive an annual salary (to be paid in equal biweekly installments) which is not less than his rate of annual salary in effect immediately prior to the Effective Date, increased on each January 1 within the remainder of the Employment Period by at least the greater of (i) the average annual percentage salary increase for the Executive during the period of three full calendar years immediately preceding the Effective Date, or (ii) the percentage increase in the Implicit Price Deflator for Gross National Product for the calendar year immediately preceding such January 1, as published by the United States Department of Commerce in its Survey of Current Business in December of each year, over such Implicit Price Deflator for the calendar year next preceding such year.

        (b) He shall be awarded and receive bonus, restricted stock award, stock option, and other incentive compensation for each calendar year (or other applicable bonus or incentive compensation




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period) any part of which is included in the Employment Period, which in the aggregate shall not in value be a lesser percentage of his annual salary, as determined in subsection (a) above, for such calendar year (or period), than the aggregate bonus, restricted stock award, stock option, and other incentive compensation during the period of three full calendar years immediately preceding the Effective Date was of the Executive's aggregate base salary for such three year period.

        (c) He shall be entitled to receive all employee benefits to the extent of the greater of the employee benefits provided by CBI to executives with comparable duties or the employee benefits to which he was entitled immediately prior to the Effective Date.

        (d) During any period that Executive is unable to perform the services for CBI specified in Section 3, whether as a result of total disability or as a result of a physical or mental disability that is not total or is not permanent and therefore is not a total disability, Executive shall continue to receive base salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits that are payable under this Agreement.


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        (e)  He shall be furnished at CBI's expense with an automobile, office, reasonable secretarial help, club memberships, reimbursement for reasonable entertainment expenses, and such other supplies, equipment, facilities, services and emoluments appertinent to his position to the extent of the greater of such emoluments provided by CBI to executives with comparable duties or the emoluments to which he was entitled immediately prior to the Effective Date.

        (f) He shall be covered by directors and officers liability and indemnity insurance or equivalent protection arranged and funded by CBI, and by corporate indemnity protection, to the extent of the greatest level of protection afforded to such Executive under any and all policies of directors and officers liability and indemnity insurance, by-law provisions or any other arrangements or agreements, at any time within the period of three full calendar years immediately preceding the Effective Date.

        5. Termination. The term "Termination" shall mean the occurrence during the Employment Period of:

        (a) termination by CBI of the employment of the Executive for any reason other than (i) death, (ii)


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


physical or mental incapacity which would entitle Executive to permanent disability benefits under CBI's appropriate plans, or (iii) a willful and material breach of this Agreement by the Executive which causes a direct and substantial injury to CBI or to its business, which is not cured by Executive within 30 days after receiving written notice of such breach and reasonable directions for cure from CBI; or

        (b) the resignation of the Executive from his employment upon 30 days written notice to CBI at any time following (i) a significant change in the nature or scope of the Executive's authorities or duties from those described in
Section 3, a reduction in total compensation from that provided in Section 4, or the breach by CBI of any other provision of this Agreement, which change, reduction or breach is not restored or cured by CBI within 30 days after receiving written notice of such change, reduction or breach and reasonable directions for restoration or cure from the Executive; or (ii) a reasonable determination by the Executive that, as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position as contemplated by Section 3.


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        A Termination as contemplated by this Section 5, whether or not a breach of this Agreement by CBI, shall entitle the Executive to Termination benefits as provided by this Agreement. Nothing in this Agreement shall prevent the Executive from voluntarily resigning from his Employment upon 90 days written notice to CBI under circumstances which do not constitute Termination as defined in this Section 5, and no such resignation shall be deemed a breach of this Agreement by the Executive.

        6. Termination Payment. In the event of Termination of Executive during the Period of Employment, CBI shall pay to the Executive a lump sum amount equal (without discount to present value) to the sum of the amounts determined in accordance with subsections (a), (b), (c) and (d) below, and provide the additional benefits described in subsections (w), (x), (y) and (z) below:

               (a) An amount equal to the aggregate salary which would have been paid to the Executive during the remainder of the Employment Period if he had received the base salary specified by Section 4(a) above, increased by assuming the salary increase on each January 1 during the remainder of the Employment Period to be the greatest of the average annual percentage salary increase or the percentage increase in the Implicit Price Deflator, whichever is

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applicable, as of any January 1 within three calendar years including or preceding the Termination date.

        (b) Bonus and incentive compensation for any calendar year (or other applicable bonus or incentive compensation period) ending prior to the Termination date but not previously paid.

        (c) An amount equal to the aggregate bonus and incentive compensation which would have been paid to the Executive during each calendar year (or other applicable bonus or incentive compensation period) any part of which is included in the remainder of the Employment Period if he had received bonus and incentive compensation for any such year (or period) in the minimum amount specified by Section 4(b) based on his increased salary determined under subsection (a) above; provided, however, that in the event any bonus year (or period) extends beyond the end of the Employment Period, bonus or other incentive compensation for such year (or period) shall be pro-rated in proportion to the number of days within and without the Employment Period.

        (d) In the event any shares of CBI common stock (or other securities into which such shares may have been converted) previously awarded to Executive under any restricted stock award Plans of CBI or separate agreements between Executive and CBI are forfeited by reason of such Termination, an amount in cash equal to the fair market value of such forfeited common stock (or other securities) as of the date of Termination. The rights afforded to Executive under this subsection (d) are without prejudice to any other rights Executive has to shares of CBI common stock (or other securities) under such plans or agreements or by reason of the action of the CBI Board of Directors heretofore taken in causing restrictions on such shares to be removed under certain circumstances including Termination of the Executive.

CBI shall also provide to the Executive:

          (w) In addition to the benefits provided under any pension benefit plan, benefit restoration plan, profit sharing plan, or employee stock ownership plan (whether or not funded or qualified under the Internal Revenue Code) maintained by CBI ("Retirement Plans"), the difference (the "Benefit Enhancement") between such benefits and the benefits (the "Enhanced Benefits") that would have been provided under such Retirement Plans if Executive had remained in the employ of CBI throughout the Employment Period at the


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


     salary determined under subsection (a) above accruing additional age and service credits under such Retirement Plans accordingly. If after giving effect to such additional age and service credit Executive shall not have the necessary age or credited service at the end of the Employment Period to qualify under the CBI Pension Plan (the "Pension Plan") for an early retirement pension, the Enhanced Benefits under this subsection (w) shall nevertheless include an early retirement pension under the Pension Plan beginning upon Executive attaining age 55 or upon the date Executive would have attained 30 years of credited service had Executive remained continuously employed by CBI but for Termination (whichever occurs first) (the "Enhanced Early Retirement Pension"). The Enhanced Early Retirement Pension shall be payable to the Executive or to the spouse of the Executive (if applicable) commencing at the time Executive attains (or would have attained) age 55 or would have otherwise attained 30 years of credited service as provided aforesaid (whichever occurs first). The Enhanced Early Retirement Pension shall only be subject to reduction at the rate of four
     (4) percentum for each year by which the Executive's age is less than age 65 or the Executive's credited service is less than 40 years, whichever produces the lesser


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     reduction, pursuant to the first sentence of Section 5.2.3 of the Pension
     Plan (as in effect on the date hereof). If Executive shall die after the end of the Employment Period but before the date the Enhanced Early Retirement Pension is payable, the spouse of Executive shall be entitled to an enhanced survivor's pension under the Pension Plan as if Executive had died as an employee of CBI, giving effect to service through the date of Executive's death and Executive's earnings through the end of the Employment Period. Such Benefit Enhancement will be paid beginning on the date the Enhanced Benefits would have commenced and thereafter concurrently with the benefits actually provided under such Retirement Plans; except that if the Executive receives a distribution from any profit sharing or employee stock ownership plan before the Benefit Enhancement required by this subsection in respect of such Retirement Plan become determinable, the Benefit Enhancement in respect of such plan shall be paid as soon thereafter as such benefits become determinable. Nothing in this subsection
     (w) shall prevent the actual commencement of benefits under any Retirement Plan, and the Benefit Enhancements required by this subsection (w), before the end of the Employment Period to the extent required or permitted under the terms of the applicable Retirement Plan,


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


     giving effect to the additional age and service credit required by this subsection (w).

          (x) Participation in or coverage by all other employee benefits, including, but not limited to, coverage under any health or medical benefit insurance, plans, or arrangements, supplemental survivors' benefit plans, or life insurance arrangements or programs, to the same extent to which he would have been entitled under all employee benefit plans, programs, arrangements or practices maintained by CBI if he had remained in the employ of CBI through the Employment Period at the salary determined under subsection (a) above.

          (y) Continuation of disability income benefits pursuant to Section 4(d) for so long as any disability may continue and continuation of directors and officers liability and indemnity insurance and corporate indemnity protection pursuant to Section 4(f) for so long as any liability may arise; in either case without regard to the Termination of the Employment Period.


          (z) Within 30 days after each written request therefor by the Executive, cash advances or reimbursement for any fees or expenses actually incurred or reasonably expected to be incurred by the Executive in seeking other


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


     employment, including without limitation all travel and relocation expenses and all fees charged by any executive recruitment firm or firms or employment consulting or counseling firm or firms selected by the Executive in his sole discretion.

The amount of Termination payments described in subsections (a), (b), (c) and
(d) of this Section 6 shall be determined and paid in a lump sum within 30 days of the Termination date by cashier's check or certified check of CBI or any of its affiliated corporations delivered to Executive together with such calculations, worksheets, or other information as may be necessary or appropriate to ascertain the correctness of the computation of such amount and, if applicable, of any reduction pursuant to Section 7. Any Termination payment (or the value thereof) not paid on or before the date provided therefor by this
Section 6 shall bear interest after such date until paid at a rate per annum during each month such amount remains unpaid of five percentage points in excess of the prime rate as publicly announced by the First National Bank of Chicago or its successor from time to time as in effect on the first day of each such month.


     7. Overall Limitations. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to any Executive under this Agreement shall be reduced (but not below


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


zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Code, of such payments plus any other payments that must be taken into account for purposes of any computation relating to Executive under
Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times Executive's "base amount," as that term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute "excess parachute payments" within the meaning the Code. Any payments in excess of the limitation of this Section 7 or otherwise determined to be "excess parachute payments" made to Executive hereunder are deemed to be overpayments which shall constitute an amount owing from the Executive receiving them to CBI with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable to CBI upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Executive and delivered to the Executive and CBI such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Executive's income for the year of receipt or afford the


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


Executive a compensating federal income tax deduction for the year of repayment.

     8. Non-Competition. Whether or not a Termination occurs, the Executive agrees to continue all non-competition and confidentiality provisions, as specified in any other agreement in effect on the Effective Date between the Executive and CBI relating to confidential information, during (and to the extent specified in such agreement, after) the Employment Period.

     9. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise; provided, however, that if during the Employment Period Executive accepts other employment in a position substantially equivalent to or better than the position held by him with CBI, current cash compensation actually received by the Executive during the Employment Period from such other employment shall be applied to reduce Termination payments otherwise due under subsections (a) and (c) of Section 6 of this Agreement.

     10.  Legal Fees and Expenses:

          (a) It is the intent of CBI that no Executive be required to incur the expenses associated with the enforcement of his rights under this Agreement by



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


     litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that CBI has failed to comply with any of its obligations under this Agreement, or in the event that CBI or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to Executive hereunder, CBI irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of CBI as hereafter provided, to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against CBI or any director, officer, stockholder or other person affiliated with CBI, in any jurisdiction. CBI shall advance to the Executive within 30 days after each written request therefor any and all attorneys' and related fees and expenses actually incurred or reasonably expected to be incurred by the Executive in any such proceeding or otherwise as a result of CBI's failure to perform this Agreement or any provision hereof or as a result of CBI or any person contesting the validity or


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


     enforceability of this Agreement or any provision hereof; provided, however, that to the extent the Executive does not prevail in any such litigation, arbitration, or other legal action, the Executive shall repay to CBI the amount (without interest) of such attorney's fees and related fees and expenses previously advanced.

          (b) CBI shall at its sole cost and expense obtain a commitment for an irrevocable clean letter of credit, substantially in the form of that attached hereto as Exhibit II and incorporated herein by reference (the "Letter of Credit"), to be issued by a commercial bank selected by CBI having total assets equivalent to at least $6 billion and either incorporated under the laws of, or having an office in, the United States or any State (the "Bank"), to secure for the benefit of Executive the total value of performance of CBI's obligations under this Agreement by providing that the total amount of all payments due to be paid by CBI to Executive under this Agreement shall be paid on a regular, periodic basis upon presentation by Executive to the Bank of a statement or statements prepared by Executive's counsel that such payments are due and owing, and that CBI has not performed its obligation to make such payments. CBI


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


     shall at its sole cost and expense obtain the issuance of the Letter of Credit pursuant to such committment not later than the Effective Date and shall pay all amounts and take all action necessary to maintain such Letter of Credit during the Employment Period and for two years thereafter and if, notwithstanding CBI's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, CBI shall obtain a replacement irrevocable clean letter of credit on substantially the same terms and conditions as contained in the Letter of Credit drawn upon a commercial bank having total assets equivalent to at least $6 billion and either incorporated under the laws of, or having an office in, the United States or any State, which assures the Executive the benefits of this Agreement.

          11. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with CBI or, in the case of CBI, at its principal executive offices.

          12. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a


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


lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

          13. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.

          14. Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

          15. Successors to the Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of CBI and any successor of CBI.

          16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this



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


Agreement shall be unaffected thereby and shall remain in full force and effect.


CBI INDUSTRIES, INC.
                                                 /s/ C.E. Willoughby, Jr.
                                                 -------------------------------
                                                 Executive


By:  /s/ John E. Jones                           Title: Senior Vice President
   ---------------------------
Title: Chairman of the Board


ATTEST:

/s/  Donald H. Craigmile
------------------------------
Secretary


(SEAL)

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                                                                       EXHIBIT I






     Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

          1.1 "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or Pursuant to the terms of any such plan.





          1.3 "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement.

          1.4 A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:


               (a) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;


               (b) which such Person or any of such Person's Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the

     "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (ii) the right to vote pursuant to any agreement, arrangement to understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this clause (ii) if the agreement, arrangement or understanding to vote such security: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

          (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) of paragraph (b) of this subsection 1.4) or disposing of any voting securities of the Company.





          1.7 "Common Stock" shall mean the common stock, $2.50 par value per share, of the Company, except that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

          1.8 "Continuing Director" shall mean any member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to the date of this Agreement. A "Continuing Director" shall also mean any person who subsequently becomes a member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if (a) such person's nomination for election or election to the Board is recommended or approved by resolution of a majority of the Continuing Directors or (b) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board consists of Continuing Directors.


          1.9 "Person" shall mean any individual, firm, corporation, partnership or other entity.

                                                                      EXHIBIT II


From: __________________________

Date: __________________________

To: ____________________________


By order of:

     CBI Industries, Inc.
     800 Jorie Boulevard
     Oak Brook, Illinois  60521

We hereby issue our irrevocable Letter of Credit #__________ effective __________________, for a principal amount of U.S. $____________ only, expiring
__________________, , in Chicago, Illinois representing support for an "Agreement" dated ______________ between CBI Industries, Inc. and the beneficiary of this Letter of Credit.

Whole or partial drawings of the above Letter of Credit are available against presentation of your draft(s) drawn at sight on us mentioning thereon our Letter of Credit number and accompanied by (1) beneficiary's signed and dated statement designating his counsel and (2) a signed and dated statement prepared by his counsel reading to the effect that payments are due and owing under the "Agreement" referred to above and that CBI Industries, Inc. has not performed its obligation to make such payments.

We hereby engage that drafts drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored upon presentation if presented to us on or before _________________.

This credit is subject to the "Uniform Customs and Practices for Documentary Credits" (1983 revision), International Chamber of Commerce publication 400.


SIGNATURE

                              ADDENDUM TO AGREEMENT


     THIS ADDENDUM dated this 3rd day of October, 1989, to the AGREEMENT between CBI Industries, Inc., a Delaware Corporation ("CBI") and Calvin E. Willoughby, Jr. ("Executive") dated the 3rd day of October, 1989 (the "Agreement"):


                                WITNESSETH THAT:

     WHEREAS, CBI and the Executive mutually desire to modify the Agreement in light of the enactment of the Tax Reform Act of 1986;

     NOW, THEREFORE, in consideration of the premises, it is hereby AGREED by and between CBI and the Executive that the Agreement shall be modified as follows:

     1. Section 3 of the Agreement is amended by adding the following new sentence immediately after the first sentence thereof:

     CBI shall maintain the position of Executive such that Executive is able to exercise the authorities, powers, functions and duties attached thereto as contemplated by this Section 3.


     2. Subsection (b) of Section 5 of the Agreement is amended to read as follows:


          (b) the resignation of the Executive from his employment upon 30 days written notice to CBI at any time following a significant change in the nature or scope of the Executive's authorities or duties from those described in Section 3, a reduction in total compensation from that provided in Section 4, or the breach by CBI of any other provision of this Agreement, which change, reduction or breach is not restored or cured by CBI within 30 days after receiving written notice of such change, reduction or breach, reasonable directions for restoration or cure, and an offer to work from the Executive.


     3. Section 5 of the Agreement is amended by deleting the words ", whether or not a breach of this Agreement by CBI," from the sentence following subsection (b).


     4. Section 6 of the Agreement is amended (i) by deleting from the introductory material preceding subsection (a) the words "equal (without discount to present value) to the sum of" and substituting in lieu thereof the words "equal to the present value (discounted at the greatest rate of interest then payable by the First National Bank of Chicago on any federally insured account into which Executive could deposit such lump sum amount and made withdrawals therefrom without penalty at least as rapidly as compensation under
Section 4 would have been payable) of"; (ii) deleting from subsections (a) and
(c) the words "An amount equal to the aggregate" and substituting in lieu thereof the word "The"; and (iii) deleting from the sentence following subsection (z) the word "reduction" and substituting in lieu thereof the word "enhancement".


     5. The first sentence of subsection (d) of Section 6 is amended to read as follows:


     In the event any shares of CBI common stock (or other securities into which such shares may have been converted) previously awarded to Executive under any restricted stock award plans of CBI or separate agreements between Executive and CBI are forfeited by reason of such Termination, or in the event any stock option previously granted to Executive under any stock option plan of CBI terminates or ceases to be exercisable by reason of such Termination, an amount in cash equal to the fair market value of such forfeited common stock (or other securities) as of the date of Termination plus the excess of the fair market value as of the date of Termination of stock subject to any such terminated option over the exercise price of such terminated option.


     6.   Section 7 of the Agreement is amended to read as follows:

     7. Overall Indemnity. The parties intend that the payments in the nature of compensation to be made by CBI to Executive under this Agreement shall be reasonable compensation for personal services to be rendered on or after the date of the Change in Control, including payments to an individual as damages for breach of contract, within the meaning of Section 280G(b)(4)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that notwithstanding the previous sentence any excise tax under Section 4999 of the Code is imposed on Executive as a direct or indirect result of payments made by CBI or its affiliates, whether or not such payments are made pursuant to this Agreement, CBI shall pay Executive an amount or, from time to time, amounts, equal to (i) the sum of all excise taxes imposed on Executive in respect of such payments, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such excise tax, plus (iii) all income and excise taxes imposed on Executive under the laws of any United States Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii). CBI's obligation to pay such amounts to Executive pursuant to this Section 7 shall continue for the period specified in Section 6501 of the Code during which a tax may be assessed under Section 4999 of the Code (including any extensions of such period provided under Section 6503(a)(1) of the Code or requested by the Internal Revenue Service in connection with an audit of one or more of Executive's tax returns).


          If the Internal Revenue Service makes a claim against Executive which, if successful, would require CBI to make a payment under this Section 7, Executive agrees to contest the claim on request of CBI subject to the following conditions:


          (a) Executive shall notify CBI of any such claim within 10 days of becoming aware thereof. In the event CBI desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from Executive or such shorter time as the Internal Revenue Service may specify for responding to such claim) request Executive to contest the claim. Executive shall not make any payment of any tax which is the subject of the claim before Executive has given the notice or during the 30-day period thereafter unless Executive receives written instructions from CBI to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts determined pursuant to clause (ii) and clause (iii) above as if such advance were an amount described in clause
     (i) above, in which case Executive will act promptly in accordance with such instructions.


          (b) If CBI so requests, Executive will contest the claim by, at the direction of CBI, either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court; provided, however, that any request by CBI for

     Executive to pay the tax shall be accompanied by an advance from CBI to Executive of funds sufficient to make the requested payment plus any amounts determined pursuant to clause (ii) and clause (iii) above as if such advance were an amount described in clause (i) above. If directed by CBI in writing Executive will take all action necessary to compromise or settle the claim, but in no event will Executive compromise or settle the claim or cease to contest the claim without the written consent of CBI; provided, however, that Executive may take any such action if Executive waives in writing his right to a payment under this Section 7 for any amounts payable in connection with such claim. Executive agrees to cooperate in good faith with CBI in contesting the claim and to comply with any reasonable request from CBI concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceeding, and the legal basis for contesting the claim. Upon request of CBI, Executive shall take appropriate appeals of any judgment or decision that would require CBI to make a payment under this Section 7. Provided that Executive is in compliance with the provisions of this section, CBI shall be liable for and indemnify Executive against any loss in connection with all costs and expenses, including attorneys' fees, which may be incurred as a result of contesting the claim, and shall provide to Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.


          (c) If CBI requests that Executive contest a claim and otherwise complies with its obligations under this Section 7, it shall, except as otherwise stipulated in this Section 7, have no obligation to pay any amounts under Section 7 in respect of the claim until final determination occurs regarding Executive's liability under the claim. CBI's obligation to pay amounts under this Section 7 will be reduced by any refund obtained by Executive and interest paid thereon.


     7.   Section 9 of the Agreement is amended to read as follows:

          If during the Employment Period Executive accepts other employment in a position substantially equivalent to or better than the position held by him with CBI, compensation actually received by the Executive during the Employment Period from such other employment shall be applied to reduce Termination payments otherwise due under subsections (a) and (c) of Section 6 of this Agreement; and coverage of the Executive under employee benefit plans described in subsection (x) of Section 6 of this Agreement shall be reduced or eliminated to the extent Executive is covered under similar plans incident to such other employment. In the event of any reduction under this Section 9 of Termination payments already paid by CBI to Executive, Executive shall upon 30 days written request from CBI repay to CBI the amount by which such Termination payment is reduced, without interest, and further reduced by any taxes attributable to such Termination payments to the extent Executive cannot recover such taxes through deductions of equivalent or greater value. Nothing in this Section 9 shall be construed to require Executive in mitigation of damages to accept employment in a position not substantially equivalent to or better than position held by him with CBI or to accept employment more than reasonable daily commuting distance from the principal residence of the Executive as of the date of Termination.


CBI INDUSTRIES, INC.                        /s/ C.E. Willoughby, Jr.
                                            ------------------------------------
                                            Executive

By:/s/ John E. Jones                        Title: Senior Vice President
   -------------------------------
Title: Chairman of the Board


ATTEST:


/s/  Donald H. Craigmile
----------------------------------
Secretary

(SEAL)

C.O. ZIEMER

                             ADDENDUM TO AGREEMENT

     THIS ADDENDUM dated as of and made effective the 1st day of June, 1995 to the Agreement between CBI Industries, Inc., a Delaware corporation ("CBI") and Calvin E. Willoughby ("Executive") of October 3, 1989 (the "Agreement").

                                WITNESSETH THAT

     WHEREAS, Executive has been offered an executive position in the employment of Liquid Carbonic Industries Corporation ("LCC"), a wholly owned subsidiary of CBI, subject to his resignation as an executive of Liquid Carbonic, Inc. ("LCI"), a wholly owned subsidiary of CBI, and in order to induce Executive to accept such position, CBI has assured Executive that he may at his election retain the benefits of the Agreement in the event of a change of control of CBI notwithstanding that Executive may at such time be an employee of LCC;

     WHEREAS, because of the similarity of the obligations undertaken by CBI under the Agreement and the obligations of LCI under an Addendum to the Agreement dated as of August 18, 1993, and the obligations to be undertaken by LCC under this Addendum, and for the general convenience of the parties, CBI and the Executive mutually agree to permit LCC, a Delaware corporation, to become a party to this Addendum, to relieve LCI of its obligations under the Addendum dated as of August 18, 1993, and for LCC to assume the obligations hereinafter undertaken; and

     WHEREAS, LCC also wishes to attract and retain well qualified executives and both LCC and the Executive desire continuity of management in the event of any Change of Ownership of LCC, and, accordingly LCC is willing to undertake the obligations hereinafter stated.

     NOW, THEREFORE, it is hereby agreed by and between the parties to this Addendum as follows:

          1. LCI is relieved of all its obligations under the Addendum dated as of August 18, 1993.

          2. For the purposes of this Addendum the term "Change in Ownership" shall mean the occurrence of an event pursuant to which the ultimate right to elect directors of LCC is not exercisable by CBI or another entity which directly or indirectly acquires stock of LCC in a leveraged buy-out in which the senior management of CBI participates.

          3. In the event of a Change in Ownership of LCC, LCC and Executive agree to be bound by the terms of the Agreement as if the Agreement were an agreement between LCC and Executive, subject to the following changes:

               A. "CBI Industries, Inc." and "CBI" shall be replaced by Liquid Carbonic Industries Corporation" and "LCC," respectively, wherever those terms appear in the Agreement, except in subsection 6(d).

               B. "Change in Control of CBI" and "Change in Control" shall be replaced by "Change in Ownership of LCC" and "Change in Ownership," respectively, wherever those terms appear in the Agreement.

               C.   Section 2 of the Agreement is deleted and replaced by a new
          Section 2 for purposes of the obligations undertaken hereunder, which contains the definition of "Change in Ownership" as set forth in
          Section 2 of this Addendum.

               D. In Section 3 "date of execution hereof" shall mean date of execution of this Addendum.

               E. In subsection 4(b) the words "restricted stock award, stock option" are deleted from the second and ninth and tenth lines, respectively.

               F. CBI's obligation under this Section 3 of this Addendum shall be to provide continuing directors and officers liability and indemnity insurance and corporate indemnity protection under subsection 4(f) and 6(y) covering the time Executive was an officer or director of CBI.

               G.   In subsection 6(w):

                    (i) the second and third lines are deleted and replaced with the following words: "any pension benefit plan or benefit restoration plan."

                    (ii) the words ";except that if ... determinable" are
                         deleted from the 14th through 21st lines on page 11 of the Agreement.

               H.   Subsection 10(b) is deleted.

               I.   Exhibits I and II are deleted.

          4. It is understood and agreed by all parties to this Addendum that Executive shall only be entitled to receive the benefits from either the Agreement (between CBI and Executive only) or the Agreement as modified by this Addendum (among and between LCC, CBI and the Executive) and not from both. Upon the first to occur of either a Change in Control of CBI or a Change in Ownership of LCC, Executive shall be required within thirty (30) days to give to both CBI and LCC notice in writing as to which contractual arrangement provided for herein Executive desires to apply to his employment with LCC, after which notice the other contractual arrangement shall be null and void. In the event Executive elects to receive the benefits of the Agreement between CBI and Executive only without application of Section 3 of this Addendum, LCC shall be responsible for continuing Executive's employment and compensation within the meaning of Sections 3 and 4 of the Agreement commencing on the date of the event giving rise to Executive's notice hereunder, and CBI shall be responsible for termination payments under Section 6 of the Agreement in the event the employment of Executive with LCC is terminated within the meaning of
     Section 5 of the Agreement.


CBI INDUSTRIES, INC.                     EXECUTIVE


By: /s/ John E. Jones                    By: /s/ C.E. Willoughby
   --------------------------               --------------------------

Title: Chairman


LIQUID CARBONIC, INC.                    LIQUID CARBONIC INDUSTRIES CORPORATION

By: /s/ John E. Jones                    By: /s/ Otavio Cinto
   --------------------------               --------------------------

Title: ______________________            Title: Senior Vice President

-------------------------------------------------------------------------------


May 13, 1993


PERSONAL & CONFIDENTIAL


TO:  C.E. WILLOUGHBY
     LIQUID CARBONIC - CANADA


Relative to your Executive Termination Agreement, the Board of Directors of CBI Industries has determined that it is economically not feasible to provide an irrevocable letter of credit issued by a commercial bank as outlined in Subsection 10(b) and Exhibit II of the Agreement. Accordingly, we have enclosed an Addendum to Agreement effective June 1, 1993 deleting Subsection 10(b) and
Exhibit II along with a $10 check in consideration of this modification. (For your easy reference we have also enclosed copies of your original Agreement with subsequent addendum.)

Please review this Agreement modification and should you concur with it, sign the Addendum and return it to me.


Sincerely,


/s/ John E. Jones

John E. Jones


ls
encs.


-------------------------------------------------------------------------------


                           INTEROFFICE CORRESPONDENCE

                              CBI Industries, Inc.

                              ADDENDUM TO AGREEMENT

     THIS ADDENDUM dated this 12th day of January, 1995 to the Agreement between CBI Industries, Inc., a Delaware corporation ("CBI") and Calvin Willoughby, Jr. ("Executive") of October 3, 1989 (the "Agreement").


                                 WITNESSETH THAT

       WHEREAS, the Board of Directors of CBI on January 11, 1995, adopted a resolution amending Section 2 of the Agreement, and CBI and the Executive mutually desire to modify the Agreement by incorporating said amendment into the Agreement.


     NOW THEREFORE, it is hereby agreed by and between the parties to this Addendum as follows:


     1.   Section 2 of the Agreement is hereby amended to read as follows:

          Change in Control. The Term "Change in Control" shall mean the occurrence at any time of any of the following events:

               (a)  An "Acquiring Person" (as defined below) has become such; or

               (b)  "Continuing Directors" (as defined below) cease to comprise a majority of the Board of Directors of CBI.

          For purposes of this Agreement, the terms "Acquiring Person" and "Continuing Directors" shall have the same meaning as ascribed to such terms in that certain Amendment and Restatement dated as of August 8, 1989, of Rights Agreement dated as of March 4, 1986, between CBI and First Chicago Trust Company of New York, as Rights Agent, as has been or may be amended from time to time.


CBI INDUSTRIES, INC.                         EXECUTIVE


By: /s/ John E. Jones                        By: /s/ C.E. Willoughby
   -----------------------------                -------------------------------
Title:__________________________


ATTEST:


/s/ Charlotte C. Toerber
--------------------------------
Secretary


[Seal]

                              ADDENDUM TO AGREEMENT

     THIS ADDENDUM dated as of and made effective the 27th day of August, 1993 to the Agreement between CBI Industries, Inc., a Delaware corporation ("CBI") and C.E. Willoughby ("Executive") of October 3, 1989 (the "Agreement").


                                 WITNESSETH THAT

     WHEREAS, CBI and the Executive mutually desire to modify the Agreement to include a requirement that CBI provide an irrevocable clean letter of credit to secure for the benefit of the Executive the payment of up to $100,000 for attorneys fees incurred in enforcing the Agreement following a Change of Control;

     NOW, THEREFORE, it is hereby agreed by and between the parties to this Addendum that the Agreement shall be modified as follows:

          1.   Section 10 of the Agreement is amended by adding a new subsection
     (b) to read as follows:

               (b) CBI shall at its sole cost and expense obtain a commitment for an irrevocable clean letter of credit, substantially in the form of that attached hereto as Exhibit II and incorporated herein by reference (the "Letter of Credit"), to be issued by a commercial bank selected by CBI having total assets equivalent to at least $6 billion and either incorporated under the laws of, or having an office in, the United States or any State (the "Bank"), to secure for the benefit of Executive the payment of up to $100,000 for attorneys fees incurred in enforcing the Agreement pursuant to Section 10(a) upon presentation by Executive to the Bank of a statement or statements prepared by Executive's counsel that such payments are due and owing and that CBI has not performed its obligations to make such payments. CBI shall at its sole cost and expense obtain the issuance of the Letter of Credit pursuant to such commitment not later than the Effective Date and shall pay all amounts and take all action necessary to maintain such Letter of Credit during the Employment Period and for two years thereafter and if, notwithstanding CBI's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, CBI shall obtain a replacement irrevocable clean letter of credit on substantially the same terms and conditions as contained in the Letter of Credit drawn upon a commercial bank having total assets equivalent to at least $6 billion and either incorporated under the laws o, or having an office in, the United States of any State, which assures the Executive the benefits of this Agreement. Nothing in this subsection(b) shall limit in any way CBI's obligations under subsection 10(a).


CBI INDUSTRIES, INC.                         EXECUTIVE


By: /s/ John E. Jones                        By: /s/ C.E. Willoughby
   -----------------------------                -------------------------------
Title:__________________________             Title: President,
                                                    Liquid Carbonic, Inc.

                                   EXHIBIT II


                      ROYAL BANK OF CANADA, NEW YORK BRANCH

                      IRREVOCABLE STANDBY LETTER OF CREDIT


____________________, 19__

Letter of Credit No.______________

(Beneficiary's Name and Address)


Dear_____________________:

     At the request and for the account of CBI Industries, Inc., 800 Jorie Boulevard, Oak Brook, Illinois, we hereby establish our Irrevocable Standby Letter of Credit No. _______________ (this "Letter of Credit") in your favor in an aggregate amount of One Hundred Thousand Dollars ($100,000), representing support of the "Agreement") dated _______________, by and between yourself and CBI Industries, Inc., as it may be amended from time to time, available by your draft drawn at sight, presented to this Bank, bearing this Letter of Credit Number and accompanied by this Letter of Credit and both:

          1. Your signed certificate dated the date of such draft indicating the name, address and signature of your designated counsel, with both your signature and your designated counsel's signature notarized; and

          2. Your designated counsel's signed and notarized statement dated the date of such draft stating: "Payments are due and payable to (Beneficiary) under the Agreement dated ____________ between (Beneficiary) and CBI Industries, Inc., as such Agreement may have been amended from time to time, and CBI Industries, Inc. has not performed its obligation to make such payments. (Beneficiary) through the undersigned counsel is enforcing his/her rights under such Agreement."


Only one draft, in the amount of $100,000 may be presented under this Letter of Credit.


     We hereby agree that all drafts drawn under and in compliance with the terms of this Letter of Credit will be honored upon presentation at Royal Bank of Canada, New York Branch, New York Operations Center, Pierrepont Plaza, 300 Cadman Plaza West, Brooklyn, New York 11201-2701, Attention: Loan Administration Manager, facsimile number (___)___-____. Presentation is to be made by facsimile transmission of all required documents to this Bank, followed by overnight courier delivery of all originals as provided in this paragraph.

     Any Draft hereunder must be presented on or before _______________. This Letter of Credit shall automatically expire and be null and void at the close of business on _______________ or, in the event the expiry date hereof is extended by us in writing, at the close of business upon such extended expiry date.

     This Letter of Credit sets forth in full the terms of our undertaking, and this undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, except for the certificates, statements and the sight drafts referred to therein. This Letter of Credit is not transferrable.

     This irrevocable Letter of Credit is subject to The Uniform Customs and Practices for Documentary Credits (1983 Revision), ICC Publication 400.


                                            ROYAL BANK OF CANADA,
                                              NEW YORK BRANCH



                                            By_________________________________
                                              Its______________________________



                                           By__________________________________
                                             Its_______________________________

                              ADDENDUM TO AGREEMENT


THIS ADDENDUM dated this 3rd day of October, 1989 to the Agreement between CBI Industries, Inc., a Delaware corporation ("CBI") and Calvin E. Willoughby, Jr. ("Executive") of October 3, 1989 (the "Agreement").


                                 WITNESSETH THAT

WHEREAS, the Board of Directors of CBI approved an early retirement change in the CBI Pension Plan effective October 3, 1989, and CBI desires to make such change applicable to the Agreement.


     NOW, THEREFORE, it is hereby agreed by and between the parties to this Addendum as follows:


     1. The sentence appearing in Subsection 6(w) of the Agreement commencing in the sixth line from the bottom of page 10 and ending in the third line of page 11 presently reading:

          "The Enhanced Early Retirement Pension shall only be subject to reduction at the rate of four (4) percentum for each year by which the Executive's age is less than age 65 or the Executive's credited service is less than 40 years, whichever produces the lesser reduction, pursuant to the first sentence of Section 5.2.3 of the Pension Plan (as in effect on the date hereof)."

     Is hereby amended to read:

          "The Enhanced Early Retirement Pension shall only be subject to reduction at the rate of four (4) percentum for each year by which the Executive's age is less than age 62 or the Executive's credited service is less than 35 years, whichever produces the lesser reduction, pursuant to the first sentence of Section 5.2.3 of the Pension Plan (as in effect on the date hereof)."


CBI INDUSTRIES, INC.


By: /s/ John E. Jones                     C.E. Willoughby, Jr.
   -----------------------------          -------------------------------------
Title:  Chairman of the Board             Executive
                                            Senior Vice President


ATTEST:


/s/ Donald H. Craigmile
--------------------------------
Secretary

                              ADDENDUM TO AGREEMENT

     THIS ADDENDUM dated this 3rd day of October, 1989, to the AGREEMENT between CBI Industries, Inc., a Delaware Corporation ("CBI") and Calvin E. Willoughby, Jr. ("Executive") of even date herewith (the "Agreement"):


                                 WITNESSETH THAT

WHEREAS, CBI and the Executive mutually desire to modify in light of the Agreement that certain Supplemental Survivor's Benefit Agreement (the "Survivor's Agreement") dated October 3, 1989 by and between CBI and the Executive;


     NOW, THEREFORE, in consideration of the mutual execution of the Agreement and the premises thereof; it is further AGREED by and between CBI and the Executive as follows:


     1. A Termination of the Executive during the Employment Period shall be deemed a "retirement" under the Survivor's Agreement entitling Executive in the event of his death thereafter to the "post-retirement benefit" thereunder, notwithstanding that Executive may no longer be employed by CBI nor except as may otherwise be provided by the Agreement be retired for purposes of the Pension Plan.

CBI INDUSTRIES, INC.                        /s/ C.E. Willoughby, Jr.
                                            -----------------------------------
                                            Executive


By: /s/ John E. Jones                       Title: Senior Vice President
   -----------------------------

Title: Chairman of the Board


ATTEST:


/s/ Donald H. Craigmile
--------------------------------
Secretary


(SEAL)

                              ADDENDUM TO AGREEMENT

     THIS ADDENDUM effective the 1st day of June, 1993, to the AGREEMENT between CBI Industries, Inc., a Delaware corporation ("CBI") and C.E. Willoughby ("Executive") dated the 3rd day of October, 1989, as previously amended (the "Agreement").


                                WITNESSETH THAT:

     WHEREAS, CBI and the Executive mutually desire to modify the Agreement to eliminate the requirement for CBI to provide an irrevocable clean letter of credit to secure for the benefit of the Executive the total value of performance of CBI's obligations under the Agreement;


     NOW, THEREFORE, in consideration of $10 and the premises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby AGREED by and between CBI and the Executive that the Agreement shall be modified as follows:

     1.   Subsection 10(b) is deleted.

     2.   Exhibit II is deleted.


CBI INDUSTRIES, INC.


By: /s/ John E. Jones                       Executive: /s/ C.E. Willoughby
   -----------------------------                      -------------------------
Title: Chairman of the Board

                                            Title: Executive Vice President
                                                   Liquid Carbonic, Inc.


ATTEST:


/s/ Charlotte C. Toerber
--------------------------------
Secretary


[SEAL]

                              ADDENDUM TO AGREEMENT

     THIS ADDENDUM dated as of and made effective the 18th day of August, 1993 to the Agreement between CBI Industries, Inc., a Delaware corporation ("CBI") and Calvin E. Willoughby ("Executive") of October 3, 1989 (the "Agreement").


                                 WITNESSETH THAT

     WHEREAS, Executive has been offered an executive position in the employment of Liquid Carbonic, Inc. ("LCI"), a wholly owned subsidiary of CBI, and in order to induce Executive to accept such position, CBI has assured Executive that he may at his election retain the benefits of the Agreement in the event of a change of control of CBI notwithstanding that Executive may at such time be an employee of LCI;

     WHEREAS, because of the similarity of the obligations undertaken by CBI under the Agreement and the obligations to be undertaken by LCI under this Addendum, and for the general convenience of the parties, CBI and the Executive mutually agree to permit LCI, a Canadian corporation, to become a party to this Addendum and for LCI to assume the obligations hereinafter undertaken; and

     WHEREAS, LCI also wishes to attract and retain well qualified executives and both LCI and the Executive desire continuity of management in the event of any Change in Ownership of LCI, and, accordingly LCI is willing to undertake the obligations hereinafter stated.

     NOW, THEREFORE, it is hereby agreed by and between the parties to this Addendum as follows:

          1. For the purposes of this Addendum the term "Change in Ownership" shall mean the occurrence of an event pursuant to which the ultimate right to elect directors of LCI is not exercisable by CBI or another entity which directly or indirectly acquires stock of LCI in a leveraged buy-out in which the senior management of CBI participates.

          2. In the event of a Change in Ownership of LCI, LCI and Executive agree to be bound by the terms of the Agreement as if the Agreement were an agreement between LCI and Executive, subject to the following changes:

               A. "CBI Industries, Inc." and "CBI" shall be replaced by "Liquid Carbonic, Inc." and "LCI," respectively, wherever those terms appear in the Agreement, except in subsection 6(d).

               B. "Change in Control of CBI" and "Change in Control" shall be replaced by "Change in Ownership of LCI" and "Change in Ownership," respectively, wherever those terms appear in the Agreement.

               C.   Section 2 of the Agreement is deleted and replaced by a new
          Section 2 for purposes of the obligations undertaken hereunder, which contains the definition of "Change in Ownership" as set forth in
          Section 1 of this Addendum.

               D. In Section 3 "date of execution hereof" shall mean date of execution of this Addendum.

               E. In subsection 4(b) the words "restricted stock award, stock option" are deleted from the second and ninth and tenth lines, respectively.

               F. CBI's obligation under Section 2 of this Addendum shall be to (i) provide continuing directors and officers liability and indemnity insurance and corporate indemnity protection under subsections 4(f) and 6(y) covering the time Executive was an officer or director of CBI, and (ii) provide post-retirement benefits under the Survivor's Agreement as provided in the Addendum to the Agreement dated September 12, 1986, between CBI and Executive.

               G.   In subsection 6(w):

                    (i) the second and third lines are deleted and replaced with the following words: "any pension benefit plan or benefit restoration plan."

                    (ii) the words "; except that if ... determinable" are
                         deleted from the 14th through 21st lines on page 11 of the Agreement.

               H.   Subsection 10(b) is deleted.

               I.   Exhibits I and II are deleted.

          3. It is understood and agreed by all parties to this Addendum that Executive shall only be entitled to receive the benefits from either the Agreement (between CBI and Executive only) or the Agreement as modified by this Addendum (among and between LCI, CBI and the Executive) and not from both. Upon the first to occur of either a Change in Control of CBI or a Change in Ownership of LCI, Executive shall be required within thirty (30) days to give to both CBI and LCI notice in writing as to which contractual arrangement provided for herein Executive desires to apply to his employment with LCI, after which notice the other contractual arrangement shall be null and void. In the event Executive elects to receive the benefits of the Agreement between CBI and Executive only without application of Section 2 of this Addendum, LCI shall be responsible for continuing Executive's employment and compensation within the meaning of Sections 3 and 4 of the Agreement commencing on the date of the event giving rise to Executive's notice hereunder, and CBI shall be responsible for termination payments under Section 6 of the Agreement in the event the employment of Executive with LCI is terminated within the meaning of Section 5 of the Agreement.


CBI INDUSTRIES, INC.                        EXECUTIVE


By: /s/ John E. Jones                       By: /s/ C.E. Willoughby
   -----------------------------               --------------------------------

Title:                                      Title: President,
      --------------------------                   Liquid Carbonic, Inc.



LIQUID CARBONIC, INC.


By: /s/ Robert J. Daniels
   -----------------------------

Title:
      --------------------------